FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT ("Amendment") is made and entered into as of this 20th day of November, 2013, by and among WENDY’S OLD FASHIONED HAMBURGERS OF NEW YORK, INC., an Ohio corporation (“Seller”), NPC QUALITY BURGERS, INC., a Kansas corporation (“Purchaser”), and NPC INTERNATIONAL, INC., a Kansas corporation (“Guarantor”).  Seller, Purchaser and Guarantor shall be collectively referred to as the “Parties”.

WHEREAS, the Parties are parties to that certain Asset Purchase Agreement, dated November 19, 2013 (the “Original Agreement”); and

WHEREAS, the Parties desire to amend the Original Agreement as more particularly set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Recitals. The foregoing recitals are true and correct and are incorporated herein by this reference.

2.	Capitalized Terms. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning set forth in the Original Agreement.

3.	Amendments. The Original Agreement is hereby amended as follows:

(a)	The provisions of each of Sections 2.02(f), 2.05(a)(vi) and 6.21 and Schedule 6.21 of the Original Agreement are hereby deleted and replaced with term "Reserved".

(b)	Section 2.05(a)(iii) of the Original Agreement shall be deleted in its entirety and replaced with the following:

“Four million six hundred thousand dollars ($4,600,000.00) as the estimated out-of-pocket costs and expenses incurred by Seller and its Affiliates in connection with performing image activation reimaging for each of the Restaurants listed in Schedule 2.05(a)(iii);”.

(c)	The first sentence of Section 2.05(a)(vii) of the Original Agreement shall be deleted in its entirety and replaced with the following:

“The total of the amounts listed in (i), (ii), (iii), (iv), (v) and (vi), which is thirty million one hundred twelve thousand dollars ($30,112,000.00), as adjusted in accordance with Section 3.03(a) is referred to herein as the “Closing Amount”.”

(d)	The references to "Repair and Maintenance Inventory" in Section 3.01 of the Original Agreement are hereby deleted and the remainder of such Section shall continue in full force and effect.

(e)	Section 6.17 (Bakery Good Purchases) of the Original Agreement is hereby deleted and replaced with the term “Reserved”.

(f)	Schedule 2.05(a)(iii) of the Original Agreement shall be deleted in its entirety and replaced with Schedule 2.05(a)(iii) attached hereto.

(g)	Schedule 6.20 of the Original Agreement shall be deleted in its entirety and replaced with Schedule 6.20 attached hereto.

(h)	The references to the employees in Item 9 and 11 of Schedule 7.01 to the Original Agreement are hereby deleted.

(i)	The rent schedule for unit no. 8261 in Exhibit B-2 of the Original Agreement shall be deleted in its entirety and replaced with the following:

Site #8261
Land, Building
Lease

Term	Begin Date	End Date	Monthly Base Rent	Annual Base Rent
1	Closing	Year 5	$5,625.00	$67,500.00
1	Year 6	Year 10	$6,187.50	$74,250.00
1	Year 11	Year 15	$6,806.25	$81,675.00
1	Year 16	Year 20	$7,486.88	$89,842.50
2	Year 21	Year 25	$8,235.56	$98,826.75
2	Year 26	Year 30	$9,059.12	$108,709.43

  Franchise Agreement Expiration Date:  End of Year 20

4.	Additional Amendments. The Original Agreement is hereby amended by inserting the following as Section 2.05(e) through (g):

(e)
The Parties agree that, at the Closing, the Title Company shall hold back (i) two hundred thousand dollars ($200,000) with respect to the Restaurant identified as unit 8540 and (ii) four hundred twenty thousand dollars ($420,000) with respect to the Restaurant identified as unit 8600.

(f)
With respect to the Restaurant identified as unit 8540, (x) upon delivery from the Seller to the Title Company of a lease amendment (“Unit 8540 Amendment”) that extends the term to a term (including renewals) of at least fifteen (15) years, the Parties agree to direct the Title Company to release two hundred thousand dollars ($200,000) to the Seller; provided that, if on the one (1) year anniversary of the Closing Date, Seller has not delivered the Unit 8540 Amendment to the Title Company, the Parties agree to direct the Title Company to release two hundred thousand dollars ($200,000) to the Purchaser.

(g)
With respect to the Restaurant identified as unit 8600, (x) upon delivery from the Seller to the Title Company of a lease amendment (“Unit 8600 Amendment”) that extends the term to a term (including renewals) of at least fifteen (15) years, the Parties agree to direct the Title Company to release four hundred twenty thousand dollars ($420,000) to the Seller; provided that, if on the one (1) year anniversary of the Closing Date, Seller has not delivered the Unit 8600 Amendment to the Title Company, the Parties agree to direct the Title Company escrow to release four hundred twenty thousand dollars ($420,000) to the Purchaser.

5.
Ratification of the Original Agreement.  Except as otherwise amended hereby, the terms and covenants of the Original Agreement are hereby verified and ratified by the Parties, and remain in full force and effect.

6.	Miscellaneous.

(a)	In the event of a conflict between the terms of the Original Agreement and this Amendment, the terms of this Amendment shall control.

(b)	The Original Agreement and this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, representatives and assigns.

(c)
This Amendment may be executed in counterparts by the parties hereto and all such counterparts when taken together shall be deemed to be one original.  Delivery of an executed counterpart of this Amendment by facsimile or other electronic means shall be equally as effective as delivery of an original counterpart of this Amendment.

(d)	This Amendment shall be governed under the laws of Ohio.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date first above written.

SELLER:

WENDY’S OLD FASHIONED HAMBURGERS OF NEW YORK, INC.

By:       /s/ Daniel T. Collins
   Name:  Daniel T. Collins
   Title:    Senior Vice President, Treasurer & M&A

By:       /s/ R. Scott Toop
   Name:  R. Scott Toop
   Title:    Senior Vice President, General Counsel
  and Assistant Secretary

PURCHASER:

NPC QUALITY BURGERS, INC.

By:       /s/ Troy D. Cook
   Name: Troy D. Cook
   Title:   Vice President, Treasurer and Secretary

GUARANTOR:

NPC INTERNATIONAL, INC.

By:       /s/ Troy D. Cook
   Name: Troy D. Cook
   Title:    Executive Vice President – Finance, Chief
Financial Officer and Secretary

List of Schedules and Similar Attachments Omitted from the First Amendment to Asset Purchase Agreement

Schedule 2.05(a)(iii)	Seller Completed/In-Progress Image Activation Remodels
Schedule 6.20	Sublease Consents

Upon request, the registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or similar attachment to the First Amendment to Asset Purchase Agreement; provided, however, that the registrant may request confidential treatment of omitted items prior to any public disclosure.